                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

     / /  Preliminary proxy statement
     /X/  Definitive proxy statement
     / /  Definitive additional materials
     / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14(a)-12

                              UNITED CAPITAL CORP.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                               DENNIS S. ROSATELLI
- --------------------------------------------------------------------------------
                   (Name of Person(s) filing Proxy Statement)

     Payment of filing fee (check the appropriate box):

     / /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


- --------------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:


- --------------------------------------------------------------------------------

     (3)  Filing party:


- --------------------------------------------------------------------------------

     (4)  Date filed:


- -------------------------
     (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                              UNITED CAPITAL CORP.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 1994

                            ------------------------

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of UNITED CAPITAL CORP., a Delaware corporation (the "Company"), will be held at the offices of the Company, 111 Great Neck Road, Great Neck, New York 11021, on June 14, 1994, at 10:00 A.M., Local Time, for the following purposes:

        1. To elect five (5) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

        2. To amend the Company's 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and the 1988 Incentive Stock Option Plan (the "Incentive Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to each of the Joint Plan and the Incentive Plan, from 125,000 shares to 325,000 shares, respectively, and to provide that no recipient of options may be granted options in excess of 90% of the maximum number of shares authorized to be issued under each of the Joint Plan and the Incentive Plan;

        3. To provide performance criteria for the payment of bonuses to the Chief Executive Officer of the Company;

        4. To ratify the appointment of Arthur Andersen & Co. as the Company's independent auditors for the year ending December 31, 1994; and

        5. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 25, 1994 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors

                                          DENNIS S. ROSATELLI,
                                          SECRETARY


Dated: May 12, 1994


    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              UNITED CAPITAL CORP.
                              111 GREAT NECK ROAD
                           GREAT NECK, NEW YORK 11021


                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 14, 1994

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to stockholders by the Board of Directors of United Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1994 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 111 Great Neck Road, Great Neck, New York 11021, on June 14, 1994, at 10:00 A.M., Local Time, or at any adjournment thereof.


    The principal executive offices of the Company are located at 111 Great Neck Road, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 12, 1994.


                       RECORD DATE AND VOTING SECURITIES

    Only stockholders of record at the close of business on April 25, 1994, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 6,081,561 outstanding shares of the Company's common stock, $.10 par value (the "Common Stock"). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

    Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) to amend the Company's 1988 Joint Incentive and Non-qualified Stock Option Plan (the "Joint Plan") and the Company's 1988 Incentive Stock Option Plan (the "Incentive Plan") to provide for an increase in the number of shares of Common Stock reserved for issuance pursuant to each of the Joint Plan and the Incentive Plan from 125,000 shares to 325,000 shares, respectively, and to provide that no recipient of options may be granted options in excess of 90% of the maximum number of shares authorized to be issued under each of the Joint Plan and the Incentive Plan, (iii) to provide performance criteria for the payment of bonus compensation to the Chief Executive Officer of the Company, (iv) for the ratification of the appointment of Arthur Andersen & Co. as the Company's independent auditors for the year ending December 31, 1994 and (v) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

    The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will have no effect on the election of directors. Abstentions may be specified on all proposals (except the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Since the amendments to the Joint Plan and the Incentive Plan and the proposal to establish performance criteria require the approval of a majority of the outstanding shares present in person or by proxy and entitled to vote, abstentions will have the effect of a negative vote. Broker non-votes will have no effect on the proposals. Abstentions and broker non-votes will have no effect on the proposal to elect auditors.


    The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

    The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:


        NAME AND ADDRESS                   SHARES            PERCENTAGE
      OF BENEFICIAL OWNER            BENEFICIALLY OWNED       OF CLASS
- --------------------------------  ------------------------   ----------
A.F. Petrocelli                   3,068,324(1)(2)               49.2%
111 Great Neck Road
Great Neck, NY 11021
Beverly Petrocelli                  500,000(2)                   8.2%
c/o 111 Great Neck Road
Great Neck, NY 11021
Mason N. Carter                      77,374(3)                   1.3%
4532 South Kolin Avenue
Chicago, Illinois 60636
Dennis S. Rosatelli                  27,000(4)                   *
111 Great Neck Road
Great Neck, NY 11021
Arnold S. Penner                     20,000(5)                   *
950 Third Avenue
23rd Floor
New York, NY 10022
Howard M. Lorber                     63,000(6)                   1.0%
70 E. Sunrise Highway
Valley Stream, NY 11581
All executive officers and        3,255,698(1)(3)(4)(5)(6)      51.1%
directors as a group (5 persons)

- ------------------------
*     Less than 1%

(1) Mr. Petrocelli owns directly 2,918,324 shares of Common Stock; presently exercisable options to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share; and presently exercisable options to purchase 125,000 shares of Common Stock at an exercise price of $5.50 per share. Does not include shares held by the adult children or the grandchildren of Mr. Petrocelli.
(2) Beverly Petrocelli is the wife of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of all shares held by Mrs. Petrocelli. Does not include shares held by the adult children or the grandchildren of Mrs.
      Petrocelli.
(3) Includes 2,000 shares of Common Stock jointly owned by Mr. Carter and his wife; presently exercisable options to purchase 35,374 shares at an average exercise price of $11.47 per share; presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.00 per share; and presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share.
(4) Mr. Rosatelli owns directly 2,000 shares of Common Stock and holds presently exercisable options to purchase 5,000 shares of Common Stock at an exercise price of $5.00 per share, and presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share.
(5) Consists of presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share.
(6) Includes 18,700 shares owned by Mr. Lorber's wife, 24,300 shares owned by the Howard M. Lorber Irrevocable Trust and presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share. Mr. Lorber disclaims beneficial ownership of all shares owned by Mr. Lorber's wife and the Howard M. Lorber Irrevocable Trust.


                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

    Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. All nominees are currently directors of the Company and were elected at the last Annual Meeting of Stockholders. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:

                                                                                                FIRST YEAR BECAME
         NAME                                 PRINCIPAL OCCUPATION                         AGE      DIRECTOR
- ----------------------  -----------------------------------------------------------------  ---  -----------------
A.F. Petrocelli         Chairman of the Board, President and Chief Executive Officer of    50          1981
                         the Company
Mason N. Carter         President and Chief Executive Officer of Kentile, Inc.             48          1989
Dennis S. Rosatelli     Vice President, Chief Financial Officer and Secretary of the       46          1991
                         Company
Arnold S. Penner        Self employed real estate investor and broker                      57          1989
Howard M. Lorber        President of Hallman & Lorber Associates, Inc.                     45          1991

    A.F. PETROCELLI, has been Chairman of the Board and Chief Executive Officer since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since June 1981. Mr. Petrocelli is a Director of Prime Hospitality Corp., a New York Stock Exchange listed company, and a Director of Nathan's Famous Inc. ("Nathan's").


    MASON N. CARTER, has been President and Chief Executive Officer of Kentile, Inc. since March 1994 and was President and Chief Executive Officer of Kentile Floors, Inc. from November 1992 to March 1994. Kentile Floors, Inc. was in bankruptcy prior to Mr. Carter becoming its President and Chief Executive Officer. Mr. Carter was President and Chief Operating Officer of Metex Corporation ("Metex"), a wholly-owned subsidiary of the Company, from March, 1989 until November 1992 and prior thereto Mr. Carter served Metex as: Chief Executive Officer since September 1987; and President and Chief Operating Officer since February 1987. From March, 1989 to July 1990, Mr. Carter was President and Chief Operating Officer of the Company.


    DENNIS S. ROSATELLI, has been a Director of the Company since January, 1991 and Vice President and Chief Financial Officer of the Company since March, 1989. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, a member of the New Jersey Society of Public Accountants, and has been a member of the New Jersey Society's Committee on Accounting and Audit Standards.

    ARNOLD S. PENNER, has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York.


    HOWARD M. LORBER, has been a Director of the Company since May 1991. Mr. Lorber has been President of Hallman & Lorber Associates, Inc., a consulting and actuarial firm for pension and profit sharing plans, since 1975. Mr. Lorber is Chairman of the Board of Directors of Nathan's. Mr. Lorber is a member of the Boards of Directors of New Valley Corporation f/k/a Western Union Corp., SkyBox International Corp. and Alpine Lace Brands, Inc., and a Trustee of the Board of Long Island University. Since before 1989, Mr. Lorber has also been a general partner or shareholder of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties. Several of these partnerships filed for protection under the federal bankruptcy laws in 1989, 1990 and 1991.


MEETINGS

    The Board of Directors held 6 meetings, during the year ended December 31, 1993, all but one of which was attended by all directors. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.


    The Company has a standing Audit Committee and a Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, the independent directors of the Company. The Audit Committee annually recommends to the Board of Directors independent public accountants as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company's internal accounting procedures. The Compensation and Stock Option Committee, which was formed in December 1993, recommends to the Board of Directors compensation for the Company's key employees and administers the Joint Plan and the Incentive Plan and awards stock options thereunder.


    Directors of the Company who are not officers of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended.

EXECUTIVE COMPENSATION

    The following table sets forth, for the Company's 1993 fiscal year, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the other most highly compensated executive officers of the Company other than the CEO who were executive officers of the Company during the fiscal year ended December 31, 1993 whose salary and bonus exceeded $100,000 (two individuals) with respect to the fiscal year ended December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                               ------------------------------------  -------------------------
                                                                       OTHER ANNUAL                ALL OTHER
          NAME AND PRINCIPAL                                           COMPENSATION  NUMBER OF    COMPENSATION
               POSITION                  YEAR  SALARY ($)    BONUS ($)    ($)(1)      OPTIONS         ($)
- ---------------------------------------  ----  -----------   --------  ------------  ----------   ------------
A.F. Petrocelli, Chairman of the Board,  1993  $650,000      $700,000       --       100,000         --
 President and Chief Executive Officer   1992   650,000       700,000     --           --            --
                                         1991   650,000       700,000     --         100,000         --
Dennis S. Rosatelli,                     1993  $150,000      $ 60,000     --           5,000         --
 Vice President and                      1992   135,000        60,000     --           --            --
 Chief Financial Officer                 1991   125,000        55,000     --          20,000         --
Bernard Turiel, Former Vice              1993  $165,000(2)   $ 25,000     --           --            --
 President-General Counsel and           1992   157,500        40,000     --           --            --
 Secretary                               1991   100,000(2)     20,000     --          40,000(3)

- ------------------------
(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.
(2) Mr. Turiel became Vice President and General Counsel of the Company on May 1, 1991. Mr. Turiel resigned as an executive officer of the Company on December 31, 1993 and resigned as a Director of the Company on March 7, 1994.
(3) Of the options granted to Mr. Turiel, 20,000 options replaced 20,000 options granted to Mr. Turiel in 1987 which were not previously exercised.

OPTION GRANTS DURING 1993 FISCAL YEAR

    The following table provides information related to options to purchase Common Stock granted to the named executive officers during fiscal 1993. The Company currently does not have any plans providing for the grant of stock appreciation rights.


                                                       INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE VALUE
                           -------------------------------------------------------------------------  AT ASSUMED RATES OF STOCK
                             NUMBER OF      % OF TOTAL                                                  PRICE APPRECIATION FOR
                            SECURITIES    OPTIONS GRANTED                                                   OPTION TERM(2)
                            UNDERLYING    TO EMPLOYEES IN  EXERCISE OR BASE                           --------------------------
NAME                       OPTION (#)(1)    FISCAL YEAR    PRICE ($/SH)(2)       EXPIRATION DATE          5%            10%
- -------------------------  -------------  ---------------  ----------------  -----------------------  -----------  -------------
A.F. Petrocelli..........     100,000(3)         79.3%       $   11.00(4)    December 14, 2003        $   447,450  $   1,364,060
Dennis S. Rosatelli......       5,000             3.9%       $   11.00(4)    December 14, 2003        $    22,373  $      68,203

- ------------------------
(1) The option exercise price may be paid in shares of Common Stock owned by the executive, in cash, or a combination of any of the foregoing, as determined by the Compensation and Stock Option Committee.
(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for

      termination   of   the   option  following   termination   of  employment,
      non-transferability or differences in  vesting periods. Regardless of  the theoretical  value of  an option,  its ultimate  value will  depend on the market value of the  Common Stock at  a future date,  and that value  will depend  on a  variety of factors,  including the overall  condition of the stock market  and  the  Company's  results  of  operations  and  financial condition.  There can  be no assurance  that the values  reflected in this table will be achieved.
(3)   Includes  options  to  purchase  45,000   shares  which  are  subject   to
      stockholder  approval  of  a proposal  to  increase the  number  of shares available under the Joint Plan or the Incentive Plan.
(4)   The fair market value  of the Company's  Common Stock on  the date of  the grant was $9.50 per share.


FISCAL YEAR END OPTION VALUES

    No options were exercised by any executive officer in the fiscal year ended December 31, 1993. The following table sets forth certain information regarding the options held by executive officers during the last fiscal year by each of the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                                     UNDERLYING         VALUE OF UNEXERCISED
                                                     UNEXERCISED        IN-THE-MONEY OPTIONS
                                                 OPTIONS AT DECEMBER             AT
                                                         31,             DECEMBER 31, 1993
                                                  1993 EXERCISABLE/         EXERCISABLE/
NAME                                              UNEXERCISABLE (#)     UNEXERCISABLE ($)(1)
- ----------------------------------------------  ---------------------  ----------------------
A.F. Petrocelli...............................           150,000/            $537,500/0
                                                         100,000(2)
Dennis S. Rosatelli...........................            25,000/            $ 90,000/0
                                                           5,000(2)
Bernard Turiel................................            40,000/0           $140,000/0

- ------------------------
(1) Based on the closing price of a share of Common Stock ($9.00 as reported by the American Stock Exchange ("AMEX") on December 31, 1993.)
(2) The unexercisable options held by Messrs. Petrocelli and Rosatelli were not in the money at December 31, 1993.

EMPLOYEE RETIREMENT PLAN


    The Company, through one of its subsidiaries, has a noncontributory pension plan that covers the executive officers of the Company. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications, based on current limits set by the Internal Revenue Code of 1986, as amended (the "Code").


                     PROJECTED ANNUAL BENEFIT AT RETIREMENT

                                                 YEARS OF SERVICE
                        ------------------------------------------------------------------
SALARY                     10         15         20         25         30          35
- ----------------------  ---------  ---------  ---------  ---------  ---------  -----------
$ 20,000..............  $   1,750  $   2,625  $   3,500  $   4,375  $   5,250  $     6,125
  30,000..............      3,250      4,875      6,500      8,125      9,750       11,375
  40,000..............      4,750      7,125      9,500     11,875     14,250       16,625
  50,000..............      6,250      9,375     12,500     15,625     18,750       21,875
  60,000..............      7,750     11,625     15,500     19,375     23,250       27,125
  70,000..............      9,250     13,875     18,500     23,125     27,750       32,375
  80,000..............     10,750     16,125     21,500     26,875     32,250       37,625
  90,000..............     12,250     18,375     24,500     30,625     36,750       42,875
 100,000..............     13,750     20,625     27,500     34,375     41,250       48,125
 150,000..............     21,250     31,875     42,500     53,125     63,750       74,375
 200,000..............     28,750     43,125     57,500     71,875     86,250      100,625
 228,860..............     33,079     49,619     66,158     82,698     99,237      112,221

    The Company did not make any contributions for the benefit of executive officers for the year ended December 31, 1993.


    The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: A.F. Petrocelli six years, Bernard Turiel three years, and Dennis S. Rosatelli five years, respectively.


    Subject to limitations under the Employee Retirement Income Security Act of 1974, which was $235,840 in 1993, benefits are computed as follows: For each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (1 1/2%) of annual compensation in excess of $25,000.

EMPLOYMENT CONTRACTS


    Effective January 1, 1990, the Company entered into a five-year employment contract with Mr. Petrocelli which provides for a base salary of $650,000 per annum plus a bonus as determined by the Board of Directors. In the event of a change of control of the Company as defined in the employment agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to the greater of three years salary or the salary for the remainder of the initial term of the employment agreement and purchase outstanding options owned by Mr. Petrocelli. The employment agreement was amended in December 1990 to provide that it will be automatically extended after December 31, 1995 for successive one year terms unless either the Company or Mr. Petrocelli gives the other written notice that the employment agreement is terminated.



    In May, 1991 the Company entered into an employment agreement with Bernard Turiel which provided for a base salary of $150,000 per annum plus a bonus as determined by the Board of Directors but in no event less than $25,000 per annum. In January, 1993, the Board of Directors voted to increase Mr. Turiel's base salary to $165,000 for the year ended December 31, 1993. Mr. Turiel's employment contract allowed him to engage in the private practice of law, provided such practice did not materially interfere with the performance of his obligations to the Company. Mr. Turiel's employment agreement was terminated effective upon Mr. Turiel's resignation as Vice President and General Counsel of the Company on December 31, 1993. Mr. Turiel received a severance payment in connection with the termination of the employment agreement.

    Effective July 1, 1991, the Company entered into an employment agreement with Dennis S. Rosatelli which provides for a base salary of $125,000 per annum plus a bonus as determined by the Board of Directors. In January, 1993, the Board of Directors voted to increase Mr. Rosatelli's base salary to $150,000 for the year ended December 31, 1993.

STOCK OPTION AGREEMENTS

    On July 17, 1991 the Company entered into Stock Option Agreements with each of Mason N. Carter, Howard M. Lorber, Arnold S. Penner, Dennis S. Rosatelli and Bernard Turiel pursuant to which each of said individuals received presently exercisable five-year options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share. Mr. Penner's options replaced 20,000 unexercised options granted to Mr. Penner in 1989 at an exercise price of $9.00 per share.

    COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

    The Compensation and Stock Option Committee determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Lorber and Penner, non-employee directors of the Company, serve as members of the Compensation and Stock Option Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Act). During fiscal 1993, there was one meeting of the Compensation and Stock Option Committee, which was attended by all committee members.

COMPENSATION PHILOSOPHY

    The Compensation and Stock Option Committee's executive compensation philosophy is to base management's pay, in part, to the achievement of the Company's annual and long-term performance goals by (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and individual initiative and achievement contributions to such performance, (c) linking compensation to elements which effect the Company's annual and long-term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e) establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.


    Section 162(m) of the Code, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Internal Revenue Service issued proposed regulations on December 15, 1993 which give some guidance to publicly held companies about how to qualify compensatory plans to meet the "performance-based compensation" requirements. However, the final regulations are not expected to be issued until at least later this year. Since there are a number of significant unanswered questions about how the proposed regulations will affect the Company's Joint Plan and the Incentive Plan or the bonus to be paid to the Chief Executive Officer and the Company cannot predict what requirements the final rules will contain, the Company is seeking stockholder approval with regard to the amendments to the Joint Plan and the Incentive Plan and the criteria used to determine bonuses to be paid to the Chief Executive Officer in a good faith effort to qualify compensation received under the Joint Plan and the Incentive Plan and bonuses paid to the Chief Executive Officer as "performance-based" for purposes of Section 162(m). The

Company will continue to review its compensatory criteria and plans and to assess the desirability of further revisions as the final regulations are issued, the Internal Revenue Service begins to issue interpretations, and competitive practices begin to emerge.

SALARIES


    Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industries. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company has an employment agreement with Mr. Rosatelli, which sets the base salary for such executive.


ANNUAL BONUSES

    The Company from time to time considers the payment of bonuses to its executive officers although no formal plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year. In 1994, the Company awarded bonuses with respect to services rendered in 1993 to Mr. Rosatelli and Mr. Turiel in the amounts of $60,000 and $25,000, respectively.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Petrocelli's base salary of $650,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Petrocelli will receive the same base salary in 1994. Mr. Petrocelli received a bonus in 1994 of $700,000 for services rendered during the 1993 fiscal year. Mr. Petrocelli's bonus is based upon his leadership over the past year which has led to several important acquisitions that have enhanced the Company's manufacturing and real estate businesses which have continued to strengthen the financial position of the Company. The Compensation and Stock Option Committee has recommended that the stockholders approve a performance criteria which requires the Company to meet certain revenue targets in order for the Chief Executive Officer to be eligible to receive a bonus. This proposal is designed to qualify bonuses paid to the Chief Executive Officer as "performance based" for purposes of Section 162 of the Internal Revenue Code. See "Proposal III -- Performance Criteria for Chief Executive Officer Bonus Compensation."

Compensation and Stock Option Committee: Arnold S. Penner, and Howard M. Lorber.

    COMMON STOCK PERFORMANCE: Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends, if any) of the Company, AMEX and a peer group ("The Peer Group") compiled by the Company consisting of publicly traded companies in industry segments corresponding to those in which the Company competes. The Peer Group, which includes the Company consists of the following companies: Base Ten Systems, Comtech Telecommunications, EDO Corporation, EQK Realty Investments, Keystone Consolidated Industries, Inc., Larizza Industries, Inc., Pacific Gateway Properties, Inc. and Watkins-Johnson Company.


    The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the end of each quarter). The graph assumes $100 invested on December 31, 1988, in the Company and each of the other indices.

               TOTAL RETURN TO SHAREHOLDERS REINVESTED DIVIDENDS

                                    (Graph)

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 1993. Specific descriptions of these transactions are provided below.


    In January, 1991, the Company purchased for $420,000, from an unrelated third party, a 35% participation interest in a $1,200,000 loan secured by first mortgages on seven parcels of real property, six of which are located in New York City. In February, 1992, the Company purchased, for cash and notes, the remaining 65% interest in the loan that it did not already own for the face amount of the notes together with past due interest. The purchase price was paid by approximately $201,000 in cash and the balance with notes in the principal amounts of approximately $377,000 to Mr. Petrocelli, $198,000 to Mr. Penner and the Arnold S. Penner Profit Sharing Plan, and $198,000 to an unrelated third party. The notes bear interest at the rate of 10% per annum beginning February 1, 1992. The note to Mr. Petrocelli matured and was paid in June, 1992. Portions of the remaining notes were paid in November, 1992 and the balance of those notes are due in February, 1995.

    During 1993 the Company advanced, in the aggregate, $3,411,833 to A.F. Petrocelli. These advances bore interest at varying rates of 1% and 2% over the Company's borrowing rate under its revolving credit facility. All amounts advanced have been repaid together with accrued interest thereon.


    In February, 1993, the Company participated in a $7,500,000 loan transaction secured by a second mortgage covering the leasehold estate on a prime hotel property in New York City. During 1993, $6,250,000 was advanced, including approximately $1,652,000 by the Company, and the balance by Arnold S. Penner ($1,666,667), Dennis S. Rosatelli ($40,000), Mason N. Carter ($25,000), the
Howard M. Lorber Irrevocable Trust ($500,000), the wife of A.F. Petrocelli ($200,000), entities or individuals related to a former Director and executive officer ($500,000), and certain unrelated parties ($1,666,333). In connection with this loan, a commitment fee in the net amount of $270,000 was prorated among the participants in relation to the principal amount advanced and committed to be advanced by each participant. The note bore interest at the rate of 15% per annum, and was repaid in full in December 1993. Howard M. Lorber disclaims beneficial ownership of the participation interest held by the Trustees of the Howard M. Lorber Irrevocable Trust and A.F. Petrocelli disclaims beneficial ownership of the participation interest held by his spouse.



    In June 1993 the Company advanced approximately $89,000 in connection with a $265,000 loan transaction secured by a first mortgage on a Brooklyn, New York property. The loan bears interest at 15% per annum, payable monthly, and matures in June 1994. Arnold S. Penner and an unrelated party also hold 1/3 interests in this loan.



    In April, 1994, the Company participated in a $5,000,000 loan transaction secured by a second mortgage covering a leasehold estate. To date, $5,000,000 has been advanced including approximately $2,253,000 by the Company and the balance by Beverly Petrocelli ($1,000,000), the Howard M. Lorber Irrevocable Trust ($500,000), Arnold S. Penner ($250,000), Dennis Rosatelli ($50,000), Mason
N. Carter ($30,000) and certain unrelated parties ($917,000). Howard M. Lorber disclaims beneficial ownership of the participation interest held by the Trustees of the Howard M. Lorber Irrevocable Trust and A.F. Petrocelli disclaims beneficial ownership of the participation interest held by his spouse.


    The Company has Indemnity Agreements with each director and executive officer (individually each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as executive officers and directors of the Company.


     PROPOSAL II -- APPROVAL OF AMENDMENTS TO THE 1988 JOINT INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN AND THE 1988 INCENTIVE STOCK OPTION PLAN


    The Board of Directors of the Company has unanimously approved for submission to a vote of the stockholders a proposal to amend the Joint Plan and the Incentive Plan to increase the number of shares reserved for issuance pursuant to the exercise of options granted under each of such plans from 125,000 shares of Common Stock to 325,000 shares of Common Stock and to provide that no recipient of options may be granted options in excess of 90% of the maximum number of shares to be issued under each of the Joint Plan and the Incentive Plan (the "Amendments"). The purpose of the Joint Plan and the Incentive Plan is to attract and retain the best available employee talent and encourage the highest levels of employee performance in order to continue to serve the best interests of the Company and its stockholders. The granting of options serves as partial consideration for and gives employees an additional inducement to remain in the service of the Company and provides them with an increased incentive to work towards the Company's success. Each option granted pursuant to the Joint Plan and the Incentive Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." Approximately 890 employees are eligible to participate under the Joint Plan and Incentive Plan.

    The Board of Directors believes it is in the Company's and its stockholders' best interests to approve the Amendments because they should (i) allow the Company to continue to grant options under the Joint Plan and the Incentive Plan which facilitates the benefits of the additional incentive inherent in the ownership of Common Stock by key employees of the Company and its subsidiaries and helps the Company retain the services of key employees and (ii) enable compensation received under the Joint Plan and the Incentive Plan to qualify as "performance-based" for purposes of Section 162(m).


    The Joint Plan and the Incentive Plan, as proposed to be amended, would each authorize the issuance of a maximum of 325,000 shares of Common Stock pursuant to the exercise of options granted thereunder. As of the date hereof, stock options to purchase 165,120 and 145,459 shares of Common Stock, at exercise prices ranging from $5.00 to $16.38 per share have been granted under the Joint Plan and the Incentive Plan, respectively. Since the enactment of the Joint Plan and the Incentive Plan, Messrs. Petrocelli and Rosatelli have been awarded options to purchase an aggregate of 150,000 shares and 10,000 shares, respectively. All executive officers as a group have been awarded options to purchase 160,000 shares, and all other employees as a group have been awarded options to purchase 83,284 shares under the Joint Plan and the Incentive Plan, and all non-executive officer Directors as a group have been awarded options to purchase an aggregate of 67,295 shares under the Joint Plan and the Incentive Plan. The options awarded to the non-executive officer Director were granted to him when he was an executive officer of the Company. As of the date hereof, stock options to purchase 148,838 (including options to purchase 45,000 shares of Common Stock subject to stockholder approval) and 116,990 shares were outstanding under the Joint Plan and the Incentive Plan, respectively. Options to purchase 700 and 500 shares of Common Stock were exercised in 1993 and in 1994 through the date hereof under the Joint Plan and the Incentive Plan, respectively. Options to purchase 45,000 shares granted under the Joint Plan to Mr. Petrocelli are contingent upon stockholder approval of the Amendments.


    During the last completed fiscal year, options to purchase shares of Common Stock have been granted pursuant to the Joint Plan or the Incentive Plan to (i) the named executive officers, (ii) all current executive officers as a group,
(iii) all Non Executive Officer Directors as a group and (iv) all employees, including all current officers who are not executive officers, as a group, as follows:

                                                                                   NUMBER OF
                                                                                    OPTIONS
NAME AND POSITION                                                                  (#)(1)(2)
- -------------------------------------------------------------------------------  -------------
A.F. Petrocelli................................................................     100,000(3)
Dennis Rosatelli...............................................................       5,000(3)
Executive Group................................................................     105,000(3)
Non Executive Officer Directors as a Group.....................................       5,000(3)
Non-Executive Officer Employee Group...........................................      21,000(3)

- ------------------------
(1) On April 25, 1994, the last reported sales price of the Company's Common Stock as reported on AMEX was $10.50 per share.
(2) Information contained in this table is duplicative of information contained in "Executive Compensation" and does not signify additional grants of options to purchase shares of Common Stock.
(3) Options were granted on December 14, 1993 and have an exercise price of $11.00 per share.

ADMINISTRATION OF THE PLAN

    The Joint Plan and the Incentive Plan are administered by the Stock Option Committee, which determines to whom among those eligible, and the time or times at which options will be granted, the number of shares to be subject to options, the duration of options, any conditions to the exercise of options, and the manner in and price at which options may be exercised. In making such determinations, the Stock Option Committee may take into account the nature and period of service of eligible employees, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Stock Option Committee in its discretion deems relevant.

    The Stock Option Committee is authorized to amend, suspend or terminate the Joint Plan or the Incentive Plan, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the Joint Plan or the Incentive Plan; (ii) materially increase the benefits accruing to participants; or (iii) materially change the eligibility requirements for participation.

OPTION PRICE

    The exercise price of each option is determined by the Stock Option Committee, but may not be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted.

TERMS OF OPTIONS

    The Stock Option Committee shall, in its discretion, fix the term of each option, provided that the maximum term of each option shall be 10 years. Incentive stock options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company shall expire not more than five years after the date of grant. The Joint Plan and the Incentive Plan provide for the earlier expiration of options of a participant in the event of certain terminations of employment.

REGISTRATION OF SHARES

    The Company intends to file a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock issuable pursuant to the Amendments to the Joint Plan and the Incentive Plan subsequent to the Amendments' approval by the Company's stockholders. The Company previously filed a Registration Statement covering an aggregate of 250,000 shares issuable upon the exercise of options granted under the Incentive Plan and the Joint Plan.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy and entitled to vote, is required for approval of the Amendments to the Joint Plan and the Incentive Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE JOINT PLAN AND THE INCENTIVE PLAN. BROKER NON-VOTES AND PROXIES MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS WILL BE COUNTED AS A VOTE AGAINST THIS PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.


    If the Amendments are approved, the reference to 125,000 in the third sentence of Section 2 of the Joint Plan and the first sentence of Section 2 of the Incentive Plan will be changed to 325,000. In addition, the last sentence of
Section 2 of each of the Joint Plan and the Incentive Plan will read:



    Notwithstanding anything contained in the Plan to the contrary, no recipient of options may be granted options to purchase in excess of ninety percent of the maximum number of shares of stock authorized to be issued under the Plan.

           PROPOSAL III -- CRITERIA FOR CHIEF EXECUTIVE OFFICER BONUS
                            COMPENSATION PERFORMANCE


    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's Compensation and Stock Option Committee has structured a formula, subject to stockholder approval, by which it believes all future bonuses payable to its Chief Executive Officer are in a manner that complies with the new statute. Under this formula, all bonuses to be paid to the Chief Executive Officer will be based on the total revenues of the Company. The Chief Executive Officer currently receives a base salary of $650,000 pursuant to the terms of his employment contract. In any year that the total revenues of the Company exceeds $80,000,000, the Chief Executive Officer will be entitled to receive a bonus of $700,000. The Compensation and Stock Option Committee will certify that the performance goals have been satisfied before payment of the bonus.


    The Board of Directors and the Compensation and Stock Option Committee recommend that stockholders vote in favor of this proposal. The Board of Directors and the Compensation and Stock Option Committee believe that the Chief Executive Officer of the Company should be awarded for the growth of the Company. The Board of Directors and the Compensation and Stock Option Committee believe that if the Company were to meet the established target it would demonstrate the value that the Chief Executive Officer provides to the Company, particularly since several of the Company's core businesses are in industries which have had little or no growth over the last few years. The Board of Directors and the Compensation and Stock Option Committee expect these trends to continue for the foreseeable future, and consequently they believe that the bonus to the Chief Executive Officer should be awarded if the Company meets the prescribed revenue targets. The Company and the Compensation and Stock Option Committee will continue to review the performance goal to assess the desirability of further revisions as the final regulations to Section 162(m) are issued, the Internal Revenue Service begins to issue interpretations, and competitive practices begin to emerge.

REQUIRED VOTE


    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy and entitled to vote, is required for approval of the Chief Executive Officer Bonus Compensation Criteria.



    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO PROVIDE CRITERIA FOR THE COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER. BROKER NON-VOTES AND PROXIES MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS WILL BE COUNTED AS A VOTE AGAINST THIS PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.


                 PROPOSAL IV -- RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors appointed Arthur Andersen & Co., certified public accountants, as the Company's independent auditors for the year ending December 31, 1994. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Arthur Andersen & Co. be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Arthur Andersen & Co., the Board of Directors will consider the appointment of other certified public accountants.

    The Company's auditors for the year ended December 31, 1993 were Arthur Andersen & Co.

RECOMMENDATION

    The Board of Directors of the Company recommends a vote for the ratification of the appointment of Arthur Andersen & Co. as the Company's independent auditors for the year ending December 31, 1994.

                                 ANNUAL REPORT

    All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company's 1993 Annual Report for the year ended December 31, 1993, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1993.

    ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO DENNIS S. ROSATELLI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 111 GREAT NECK ROAD, GREAT NECK, NEW YORK 11021.

                             STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than January 24, 1995.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                                          Dennis S. Rosatelli
                                          SECRETARY


May 12, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              UNITED CAPITAL CORP.
                    PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 14, 1994

    The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the "Company"), does hereby appoint A.F. Petrocelli and Dennis S. Rosatelli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1994 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 111 Great Neck Road, Great Neck, New York 11021, on June 14, 1994, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

    The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS: The election of the following directors: Mason N. Carter, Howard M. Lorber, Arnold S. Penner, A.F. Petrocelli and Dennis S. Rosatelli to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

/ / FOR    / / WITHHOLD
           VOTE

/ / FOR    TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), PRINT NAME(S) BELOW


2. TO AMEND THE 1988 JOINT INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN AND THE 1988 INCENTIVE STOCK OPTION PLAN: To amend the 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and the 1988 Incentive Stock Option Plan (the "Incentive Plan") to increase the shares of Common Stock reserved for issuance under each of the Joint Plan and the Incentive Plan from 125,000 shares of Common Stock to 325,000 and to provide that no recipient of options may be granted options in excess of 90% of the maximum number of shares authorized to be issued under each of the Joint Plan and the Incentive Plan.

/ / FOR    / / AGAINST      / / ABSTAIN

3. BONUS CRITERIA: To approve the proposal to provide performance criteria for the payment of bonuses to the Chief Executive Officer.

/ / FOR    / / AGAINST      / / ABSTAIN

4. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Arthur Andersen & Co. as the independent auditors of the Company for the year ending December 31, 1994.

/ / FOR    / / AGAINST      / / ABSTAIN

5. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS, TO AMEND THE JOINT PLAN AND THE INCENTIVE PLAN, TO PROVIDE PERFORMANCE CRITERIA FOR THE PAYMENT OF BONUSES TO THE CHIEF EXECUTIVE OFFICER AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S INDEPENDENT AUDITORS.

    The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 12, 1994, and a copy of either the Company's Annual Report or Annual Report on Form 10-K for the year ended December 31, 1993.
                                                  Dated ___________________,1994
                                                  _______________________ (L.S.)
                                                  _______________________ (L.S.)
                                                           Signature(s)

                                                NOTE:   YOUR   SIGNATURE  SHOULD
                                                APPEAR THE  SAME  AS  YOUR  NAME
                                                APPEARS  HEREON.  IN  SIGNING AS
                                                ATTORNEY, EXECUTOR,
                                                ADMINISTRATOR, TRUSTEE, OR
                                                GUARDIAN,  PLEASE  INDICATE  THE
                                                CAPACITY  IN WHICH SIGNING. WHEN
                                                SIGNING AS  JOINT  TENANTS,  ALL
                                                PARTIES  IN  THE  JOINT  TENANCY
                                                MUST SIGN. WHEN A PROXY IS GIVEN
                                                BY A CORPORATION,  IT SHOULD  BE
                                                SIGNED  BY AN AUTHORIZED OFFICER
                                                AND THE CORPORATE SEAL  AFFIXED.
                                                NO POSTAGE IS REQUIRED IF MAILED
                                                IN THE UNITED STATES.